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                                                                       EXHIBIT 5

                               PROSKAUER ROSE LLP
                                  1585 Broadway
                            New York, New York 10036


                                                    July 1, 2002


Henry Schein, Inc.
135 Duryea Road
Melville, New York  11747

Ladies and Gentlemen:

         We are acting as counsel to Henry Schein, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 with respect to an additional 1,725,000 shares (the "Shares") of the common stock, par value $.01, of the Company issuable under the Henry Schein, Inc. 1994 Stock Option Plan, as amended, pursuant to amendments adopted by the Company's stockholders at the Company's 2001 Annual Meeting of Stockholders, the Henry Schein, Inc. 1996 Non-Employee Director Stock Option Plan as amended, pursuant to amendments adopted by the Company's stockholders at the Company's 2002 Annual Meeting of Stockholders, or the Henry Schein, Inc. 2001
Non-Employee Director Incentive Plan (collectively, the "Plans").

         We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the Shares will be, when issued in accordance with the respective provisions of the Plans and the options granted thereunder (including payment of the option exercise prices provided for therein), legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


/s/ PROSKAUER ROSE LLP